Exhibit 99.1

Finance of America Issues Statement on the Proposed Sale of Incenter’s Title Insurance Business

Plano, Texas – February 02, 2023 – Finance of America Companies Inc. (NYSE: FOA) (“FOA” or the “Company”), a leading specialty finance and solutions platform, issued the following statement today from FOA Interim Chief Executive Officer Graham A. Fleming regarding the entry into an agreement for the sale of the title insurance business of Incenter, an FOA subsidiary, to a wholly owned subsidiary of Essent Group Ltd. (NYSE: ESNT):

“FOA’s strategic direction and long-term growth initiatives are centered on providing an innovative suite of solutions to help Americans achieve their retirement goals through the use of their home equity. This transformation has included the decision to discontinue the operations of our forward mortgage originations segment and expand on this vision through our announcement to acquire the assets of AAG. Today’s transaction is part of our continued execution of this strategy which is supported by some of the industry’s most powerful macro themes.”

Credit Suisse Securities (USA) LLC acted as financial advisor to FOA. The closing of the transaction is subject to regulatory approvals. For more information, please see our Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”).

About Finance of America

Finance of America (NYSE: FOA) is a specialty finance consumer lending platform that provides customers with access to an innovative range of flexible solutions including reverse mortgages and home improvement loans, as well as loans to residential real estate investors. In addition, FOA offers complementary lending services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. FOA is headquartered in Plano, TX. For more information, please visit www.financeofamerica.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements are subject to risks, uncertainties, assumptions and other important factors, including those set forth in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

For Finance of America Media Relations: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com